Middlesex Water Company

NAMES dr. JOshua bershad

To ITS Board of Directors

ISELIN, NJ, December 15, 2020 Dr. Joshua Bershad, Executive Vice President, Physician Services, RWJBarnabas Health and Chief Medical Officer, Rutgers Athletics, has been named to the Board of Directors of Middlesex Water Company, (NASDAQ:MSEX). Dr. Bershad’s term is effective immediately and will remain in effect until the Annual Meeting of Shareholders on May 25, 2021 at which time he will stand for election as a Class III Director for the remaining two years of the three-year term of a Class III Director.

In addition to his role with RWJBarnabas Health and Rutgers Athletics, Dr. Bershad teaches in multiple capacities at Rutgers University, including as Clinical Assistant Professor of Medicine at Rutgers-Robert Wood Johnson Medical School, as Adjunct Clinical Professor at Rutgers-Ernest Mario School of Pharmacy, and as Visiting Lecturer at Rutgers Business School EMBA Program. Previously, he served in multiple senior executive roles within Robert Wood Johnson University Hospital & Health System, including Senior Vice President/Chief Medical Officer and Chair of the Medical Executive Committee for approximately 10 years. He was the organizer and initial President of RWJ Physician Enterprise, a multispecialty physician group.

"We are pleased to welcome Dr. Bershad to our Board,” said Dennis W. Doll, Chairman, President and Chief Executive Officer of Middlesex Water. “His expertise complements the broad-based backgrounds and skills of our existing Directors. As a public utility whose role is critical in public health protection, we look forward to the counsel Joshua will provide to our team and his contributions to our Company’s continued growth and success,” added Doll.

Dr. Bershad serves as a member of the Board of Directors of the Middlesex County Medical Society and is Chairman of the Board of Directors of Robert Wood Johnson Visiting Nurses. He also is a member of the Board of Trustees of the VNA Health Group. Dr. Bershad attended both Rutgers Medical School and Rutgers Business School where he received his MD and MBA, respectively. He also holds a Bachelor’s degree in Biology/Geology from the State University of New York (SUNY) Binghamton.

About Middlesex Water Company

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  Named a 2020 Top Workplace in New Jersey, Middlesex is diligently focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more, visit our website and follow us on Facebook, Twitter and LinkedIn.

Media Contact:

Bernadette M. Sohler, Vice President – Corporate Affairs

(732) 638-7549

www.middlesexwater.com